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Penske Newsletter Contract                                     January, 1997
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 Penske Auto Center, located at 3270 West Big Beaver Road, Suite 130, Troy,
Michigan 48084, agrees to purchase and Data National Corporation with offices located at 11415 West I-70 Frontage Road North, Wheat Ridge, Colorado 80033 (hereinafter called "DNC") agrees to provide Marketing Services (hereinafter called "Services") as may be required by Penske Auto Center during the period of this Agreement and under the terms and conditions set forth herein.

1. Term: The term of this Agreement shall be from January 1, 1997 through December 31, 1997. This Agreement will automatically renew for periods of one (1) year unless 60 days written notice of changes or cancellation is given by either party.

2.  Services:  DNC shall provide Penske Auto Center with the following
Services:

     a.  Newsletter Mailing
         database management
         layout and design of newsletter
         print management
         addressing, sorting, bundling, and delivery to USPS quality control storage and inventory of mailing materials project management

3. Pricing of Services: DNC shall provide the Services as outlined in paragraph 2a and as discussed in negotiations between DNC and Penske Auto Center. Pricing includes the Services as detailed below.

Newsletter Program

Mailed Newsletter
      First Class                            $    piece
      Standard Class                         $    /piece

 Shipped Newsletter                      $    /piece

4. Responsibilities: Under the terms and conditions of this Agreement, the parties have the following responsibilities:

Penske Auto Center will:

  a) Provide written copy, preferably in electronic media, by the dates specified by DNC
  b) Meet with DNC to coordinate newsletter mailings on an ongoing basis
  c) Provide creative approval of the newsletter in a timely manner


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Data National Corporation will:

  a) Complete all Services as set forth in this Agreement
  b) Meet with key individuals at Penske Auto Center to assure the satisfactory progress of the programs
  c) Maintain a current inventory of materials and provide Penske Auto Center with inventory updates on a frequent basis and/or as requested
  d) Maintain complete confidentiality of all database information provided DNC by Penske Auto Center

 Payment Terms and Conditions: DNC will invoice Penske Auto Center directly for all Services provided under the terms and conditions of this Agreement. Upon request, DNC will provide verifications of all completed mailings. Terms of payment are net thirty (30) days from the date of invoice.

5. Price Protection: Pricing will be firm through the term of the contract as stated in paragraph 1, with the exception that DNC will be entitled to increase the pricing in the event that changes initiated by Penske Auto Center, or postal costs increase at any time during the term of this Agreement.

6. Conflict of Interest: Each party, in performing its obligations under this Agreement, shall establish and maintain appropriate business standards, procedures and controls including those necessary to avoid any real or apparent impropriety or adverse impact on the interest of the other party. Each party shall review with reasonable frequency during the term of the Agreement, such business standards and procedures including, without limitation, those related to the activities of its employees and agents in their relations with other party's employees, agents and representatives, and other third parties.

7. Governing Law: The validity and interpretation of this Agreement and the legal obligation of the parties to it shall be governed by the laws of the State of Colorado, unless otherwise agreed in writing by representatives of Penske Auto Center and DNC at the time of the order.

8. Notices: All notices pertaining to this Agreement shall be in writing, addressed to the party for whom intended at the address set forth below or at such other address as may be furnished by such party in writing and shall be deemed given on the date of mailing.

  The address of Penske Auto Center is:   The address of DNC is:

     Penske Auto Center                   Data National Corporation
     Attn:  Roger S. Penske, Jr.          Attn:  Don Warriner
     3270 W Big Beaver Rd, Suite 130      11415 West I-70 Frontage Rd North
     Troy, MI  48084                      Wheat Ridge, CO   80033


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9.  Indemnity:  DNC agrees to indemnify and hold harmless Penske Auto Center, its officers, employees and agents with respect to any damages, claims or losses arising out of DNC's nonperformance or misperformance of its obligations under this Agreement.

Penske Auto Center agrees to indemnify and hold harmless DNC, its officers, employees and agents with respect to any damages, claims or losses arising out of Penske Auto Centers' nonperformance or misperformance of its obligations under this Agreement. Penske Auto Center also agrees to indemnify DNC against any and all losses regarding any dispute over the ownership of information contained in the database between Penske Auto Center and its employees/contractors.

10. Confidentiality: DNC shall hold all customer and client information obtained from Penske Auto Center, its officers, employees or agents in strict confidence. DNC acknowledges that all such information is confidential and proprietary to Penske Auto Center. DNC agrees not to divulge this information without prior written permission of Penske Auto Center. Information obtained in the performance of this Agreement is to be used only in connection with providing Services under this Agreement. DNC, however, shall be permitted to disclose said information to its employees and vendors as necessary to provide the Services described herein, provided that DNC takes steps to ensure that its employees and vendors keep said information confidential. This provision shall survive any termination of this Agreement.

11. Separability: The invalidity or unenforceability of any of the terms, covenants or conditions contained in this Agreement shall not render invalid or unenforceable any of the other terms, covenants or conditions of this contract.


If the foregoing is in accordance with your understanding of our Agreement, please sign both copies in the space provided and return one copy to this office.

    Agreed and Accepted                       Agreed and Accepted

   Penske Auto Center                         Data National Corporation

  By:___________________________              By:___________________________

  Title:__________________________            Title:________________________

  Date:__________________________             Date:_________________________



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